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                                                                   Exhibit 10.33


SCRIPTGEN                             [LOGO]


                                                           November 26, 1997
Mr. Michael Heslop
1210 Deptford Court
Raleigh, NC 27609

Dear Mike:

On behalf of Scriptgen Pharmaceuticals, Inc. I am pleased to extend the following final offer of employment to you which has been adjusted to account for the previously agreed forgone bonus payment:

TITLE:  Vice President, Business Development

RESPONSIBILITIES: The responsibilities will include business opportunity assessment and planning for current and potential programs, and the policy and implementation of corporate outlicensing.

SALARY: $6,875 paid 24 times per year, which if annualized, amounts to $165,000 annually. Performance reviews are conducted annually at the end of the first year.

BONUS: Annual bonus up to 20% of base salary based on performance consistent with their practices for senior management.

INITIAL EQUITY: An option to purchase two hundred twenty five thousand (225,000) shares of Scriptgen common stock (subject to a reverse split for IPO purposes) at a purchase price equal to fair market value which is determined by the Board of Directors at your time of hire. These options will vest over a period of four years commencing on the first day of your employment, in accordance with Scriptgen's stock option plan and are subject to the execution of a Restricted Stock Option Agreement. Eligibility for additional option grants as determined by the Company.

PAYMENT IN LIEU OF FORGONE BONUS:  $40,000 upon commencement of job

BENEFITS: Medical, life insurance, long term disability, 401k participation, vacation, and other benefits consistent with the current Scriptgen benefits package.

RELOCATION: The Company will provide you with the following relocation assistance:

1) Actual and reasonable costs associated with packing and movement of your personal belongings and household goods. Drapes, blinds, carpets, etc. are subject to reimbursement.

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2) Reasonable and customary closing costs on the sale of your home in North
   Carolina, including attorney's fees.

3) One house hunting trip in the Boston area. This includes up to a one-week stay in a hotel, round-trip transportation, reasonable & actual meals & expenses, house hunting assistance with a Realtor, and an economy rental car.

4) Reasonable & actual expenses for temporary living arrangements for up to three (3) months.

5) Traveling expenses for your final trip to Boston.

CONTINGENCIES:

    This offer is subject to the satisfactory completion of a physical examination, confirmation of the strike rate of the stock options.

We will require, upon date of hire, proof of identity and eligibility to work in the US, in the form of a passport, birth certificate, valid driver's license and/or social security card, in compliance with Section I9 of the Immigration Code.

The above offer is also subject to your signing a non-disclosure, invention assignment and non-compete agreement with the Company and the company's review of any agreements you may have with former employers to insure that such do not conflict with your employment with the Company.

This offer has been extended and is valid through Monday, December 1, 1997, after which time it will expire. Please acknowledge your agreement of these terms by signing a copy of this letter and returning it to me.

We look forward to working with you and are excited about the prospects for Scriptgen.

Best regards,

/s/ Mark T. Weedon

Mark T. Weedon
President and Chief Executive Officer


                                            Accepted Terms as Stated Above:

                                            /s/ Michael Heslop 11/27/97
                                            -------------------------------
                                             Michael Heslop